AMENDMENT NO. 1

TO THE THIRD AMENDED AND RESTATED

ADMINISTRATION AGREEMENT

            Amendment dated as of  December 19, 2013 to the Third Amended and Restated Administration Agreement (the “Agreement”) dated as of May 1, 2012 between Westcore Trust, a Massachusetts business trust (the “Trust”) and Denver Investment Advisors LLC (“Denver Investments”).

BACKGROUND

  Denver Investments provides certain administration services to the Trust’s portfolios pursuant to the Agreement.

  The Trust desires to employ Denver Investments to provide these administrative services for the Westcore Small-Cap Growth Fund (the “Fund”), on the terms and for the compensation set forth in the Agreement and Denver Investments agrees to provide such services.

  The Trust changed fund names for certain of its portfolios and merged one of its portfolios, Small-Cap Opportunity Fund into Small-Cap Value Dividend. The parties hereby agree to add Exhibit 1 to reflect the current list of portfolios subject to the Agreement.

AGREEMENT

            NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties hereto, intending to be legally bound, agree as follows:

  Appointment.  The Trust hereby appoints Denver Investments to provide administrative services for the Fund for the period and on the terms set forth in the Agreement and Denver Investments accepts such appointment for said period and on said terms, and agree to provide the services set forth in the Agreement and in return for the compensation provided therein.

  Exhibit 1.  The attached Exhibit 1 includes the list of the Trust’s portfolios subject to the Agreement.

  Continuing Validity.  The provisions of the Agreement shall remain in full force and effect as modified hereby.

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers designated below on the day and year first above written.

                                                WESTCORE TRUST

                                                By:  /s/ Todger Anderson

                                                DENVER INVESTMENT ADVISORS LLC

                                                By:  /s/ Mark Adelmann

EXHIBIT 1

Growth Fund

MIDCO Growth Fund

Select Fund

Small-Cap Growth Fund

Blue Chip Dividend Fund

Mid-Cap Value Dividend Fund

Small-Cap Value Dividend Fund

Micro-Cap Opportunity Fund

International Small-Cap Fund

Plus Bond Fund

Flexible Income Fund

Colorado Tax-Exempt Fund